Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated November 14, 2011, is by and among Rouse Properties, Inc. (the “Company”) and Andrew Silberfein (the “Executive”).

WHEREAS, the Company desires that Executive become employed by, and Executive desires to be employed by, the Company effective as of a date mutually agreed between the parties, but not later than January 2, 2012 (the “Effective Date”).

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.             Employment.  The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company, upon the terms and conditions contained in this Agreement.  Executive’s employment with the Company shall commence on the Effective Date and shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until December 31, 2016 (the “Initial Term”).  On December 31, 2016 (the “Expiration Date”) and on each anniversary thereof, the term of employment under the Agreement may be extended for an additional twelve-month period if such extension is mutually agreed between the Company and Executive and approved by the Board of Directors of the Company (the “Board”) prior to the Expiration Date then in effect (the Initial Term, together with any extension, the “Employment Period”); provided, that the Employment Period shall not extend beyond the Expiration Date and shall expire and terminate (unless terminated earlier in accordance with the terms hereof) on the Expiration Date unless the Company and Executive have mutually agreed in writing to extend the Employment Period and such extension has been approved by the Board prior to the Expiration Date then in effect.  In the event Executive continues in employment after the expiration of the Employment Period, such employment shall be “at will” employment and may be terminated at any time by either party on written notice, but without Sections 5 and 6 hereof applying thereto.

2.             Duties.  During the Employment Period, Executive shall serve on a full-time basis and perform services in a capacity and in a manner consistent with Executive’s position for the Company and any entity that directly, or indirectly through one or more intermediaries, or is controlled by, or is under common control with, the Company (an “Affiliate”). Executive shall have the title of President and Chief Executive Officer of Rouse Properties, Inc. and shall have such duties, authorities and responsibilities as are consistent with such position, (the “Chief Executive Officer” or “CEO”).  Executive will report directly to the Company’s Board of Directors (the “Board”).  Executive shall devote substantially all of Executive’s business time and attention and Executive’s best efforts (excepting vacation time, holidays, sick days and periods of disability) to Executive’s employment and service with the Company and its Affiliates; provided, however, that this Section 2 shall not be interpreted as prohibiting Executive from (i) managing Executive’s personal investments (so long as such investment activities are of a passive nature or as otherwise listed in Exhibit A), including certain real estate and shopping centers described in Exhibit A or (ii) engaging in charitable or civic activities, or (iii) participating on boards of directors or similar bodies of non-profit organizations, so long as (A)

such activities in the aggregate do not (a) materially interfere with the performance of Executive’s duties and responsibilities hereunder, (b) create a fiduciary conflict, or (c) with respect to (ii) and (iii) only, detrimentally affect the Company’s reputation as reasonably determined by the Company in good faith, and (B) Executive complies with the Code of Business Conduct and Ethics and Insider Trading Policy, each as amended from time to time.  If requested, Executive shall also serve as an executive officer and/or member of the board of directors of any of the Company’s Affiliates without additional compensation. The Company shall cause the Executive to be nominated for election to the Board during the Employment Period, which the Executive must resign in the event of the Executive no longer holds the position of Chief Executive Officer of the Company.

3.             Location Of Employment.  Executive’s principal place of employment shall be at the Company’s head office, to be located in New York, NY, and as may be relocated in the New York Metro area from time to time, subject to reasonable business travel consistent with Executive’s duties and responsibilities.

4.             Compensation.

4.1           Base Salary.

(a)           In consideration of all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary (the “Base Salary”) at an annual rate of $750,000 during the Employment Period.  Executive’s Base Salary will be reviewed annually.

(b)           The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried employees and shall be subject to all required withholding taxes, FICA and FUTA contributions and similar deductions.

(c)           Signing Bonus. On the first payroll date following the Effective Date, the Company shall pay to the Executive a cash signing bonus in the amount of $1,200,000 and shall be subject to all required withholding taxes, FICA and FUTA contributions and similar deductions.  Notwithstanding the foregoing, at the election of the Executive to be made by notice in writing to the Company prior to December 23, 2011, the Signing Bonus may be received in fully vested restricted Common Shares pursuant to the Company’s Equity Incentive Plan (“Equity Incentive Plan”). If such election is received, receipt of the Restricted Common Shares and the calculation of the number of Common Shares will occur at the same time as the granting of the Signing Restricted Stock, as hereinafter defined.

4.2           Annual Cash Bonus.  With respect to each fiscal year, which for clarity is currently the calendar year, during the Employment Period, commencing in 2012, the Executive shall be eligible to participate in the Company’s Incentive Compensation Plan (the “Bonus Plan”). Participation in the Bonus Plan entitles Executive to a share of a pool (the “Cash Bonus”) determined in accordance with the terms of the Bonus Plan. Executive’s target award opportunity (“Target Cash Bonus”) will be 100% of Executive’s Base Salary; provided, however, that the Executive’s Cash Bonus is guaranteed to be $750,000 with respect to the fiscal year 2012. The Cash Bonus for each fiscal year shall be paid to Executive as soon as reasonably practicable following the end of such year and at the same time that other senior executives of the Company receive bonus payments, but in no event later than March 15th of the year following the fiscal year to which such Cash Bonus relates. Executive shall not be paid any Cash Bonus with respect to any fiscal year, including 2012, unless Executive is employed on the date such Cash Bonus is paid, subject to Section 6 hereof. For clarity, in the event on Non-Renewal by the Company, Executive will be eligible to receive a cash bonus for the final year of the Employment Period.

4.3           Restricted Stock Awards.  By no later than March 1, 2012 the Company shall provide a one-time award of $1,900,000 payable in restricted Common Shares (the “Signing Restricted Stock”) pursuant to the Company’s Equity Incentive Plan.  The Signing Restricted Stock shall vest in three (3) equal annual installments on each of the first three (3) anniversaries of the Effective Date, subject to Executive’s continued employment on each such vesting date, and shall be subject to the terms and conditions set forth in the Equity Incentive Plan and the Company’s standard restricted stock agreement, which shall not be inconsistent herewith. Subject to Section 6.1, upon termination of Executive’s employment, the unvested portion of the Signing Restricted Stock shall be immediately forfeited.

4.4           Option Awards.

(a)           By no later than March 1, 2012, the Company shall grant Executive an option (the “Signing Option”) to purchase common shares of Rouse Properties, Inc. (“Common Shares”), with an exercise price per Common Share determined in accordance with the Company’s Equity Incentive Plan. The Signing Option shall be an option to purchase the number of Common Shares equal to the quotient obtained by dividing (i) $10,000,000 by (ii) the closing price of a Common Share on the New York Stock Exchange on the date of the award as determined and approved by the Board for determination of annual option grants for senior executives of the Company. The Signing Option shall vest in five (5) equal annual installments on the first anniversary of the Effective Date and each of the next four (4) anniversaries thereof, subject to Executive’s continued employment on each such vesting date, and shall be subject to the terms and conditions, including the determination of the exercise price, set forth in the Equity Incentive Plan and the Company’s standard option agreement, which shall not be inconsistent herewith. Notwithstanding the foregoing, in the event of Non-Renewal by the Company at the end of the Initial Term all Signing Options will be deemed vested.  Subject to Section 6.1, upon termination of Executive’s employment, the unvested portion of the Signing Option shall be immediately forfeited.

(b)           With respect to each fiscal year during the Employment Period commencing in the first quarter of 2013, the Executive shall be eligible for an annual award of options to purchase Common Shares pursuant to the Equity Incentive Plan (each, an “Option Award”), with an exercise price per Common Share determined in accordance with the Equity Incentive Plan and a target Option Award in respect of the number of Common Shares equal to the quotient obtained by dividing (i) three (3) times the Executive’s Base Salary for the previous year, by (ii) the closing price of a Common Share on the New York Stock Exchange on the date chosen by the Company and approved by the Board for determination of annual option grants for senior executives of the Company generally (the “Target Option Award”), subject to the satisfaction of performance and other criteria (including discretionary components) in accordance with Company practices for the most senior executives of the Company and set by the Board.  Each Option Award shall vest in five (5) equal annual installments on the first anniversary of the award and each of the next four (4) anniversaries thereof, subject to Executive’s continued employment on each such vesting date, and shall be subject to the terms and conditions set forth in the Equity Incentive Plan and the Company’s standard option agreement and to Board approval of such grant. Subject to Section 6, upon termination of Executive’s employment, the unvested portion of any Option Award shall be immediately forfeited.

4.5           Vacation.  Executive shall be entitled to four (4) weeks of annual paid vacation days, which shall accrue and be useable by Executive in accordance with Company policy, as may be in effect from time to time.

4.6           Benefits.  Commencing on the Effective Date and during the Employment Period, Executive shall be entitled to participate in any benefit plans, including medical, disability and life insurance (but excluding any severance or bonus plans unless specifically referenced in this Agreement) offered by the Company as in effect from time to time (collectively, “Benefit Plans”), on the same basis as those generally made available to other senior employees of the Company, to the extent Executive may be eligible to do so under the terms of any such Benefit Plan Executive understands that any such Benefit Plans may be terminated or amended from time to time by the Company in its sole discretion.

5.             Termination.  Executive’s employment hereunder may be terminated as follows:

5.1           Automatically in the event of the death of Executive;

5.2           At the option of the Company, by written notice to Executive or Executive’s personal representative in the event of the Disability of Executive.  As used herein, the term “Disability” shall mean a determination by an independent competent medical authority (selected by the Company) that Executive is unable to perform his duties under this Agreement and in all reasonable medical likelihood such inability will continue for a period of 180 days in any 365 day period.  Executive shall fully cooperate in connection with the determination of whether Disability exists.

5.3           At the option of the Company for Cause (as defined in Section 6.4), on prior written notice to Executive;

5.4           At the option of the Company at any time without Cause (provided that the assignment of this Agreement to and assumption of this Agreement by the purchaser of all or substantially all of the assets of the Company shall not be treated as a termination without Cause under this Section 5.4);

5.5           At the option of Executive for Good Reason; or

5.6           At the option of Executive for any or no reason, on sixty (60) days prior written notice to the Company (which the Company may, in its sole discretion, make effective as a resignation earlier than the termination date provided in such notice).

6.                                      Severance Payments.

6.1                                 Termination Without Cause or Resignation for Good Reason.  If Executive’s employment is terminated at any time during the Employment Period by the Company without Cause (and not for death or Disability) or by Executive for Good Reason (as defined in Section 6.4), subject to Section 6.5 hereof, Executive shall be entitled to:

(a)                                  within thirty (30) days following such termination, payment of Executive’s accrued and unpaid Base Salary, and reimbursement of expenses under Section 7 hereof in each case accrued through the date of termination;

(b)                                 subject to Section 12.7(b) hereof, an amount in cash equal to two (2) times the sum of (i) Executive’s Base Salary, and (ii) Target Cash Bonus most recently paid to Executive which shall be payable in equal biweekly installments over the two (2) year period following the date of termination, in accordance with normal payroll practices.

(c)                                  any Cash Bonus earned with respect to a fiscal year ending prior to the date of such termination but unpaid as of such date, payable at the same time in the year of termination as such payment would be made if Executive continued to be employed by the Company;

(d)                                 a pro-rata portion of Executive’s Cash Bonus for the fiscal year in which Executive’s termination occurs (determined by multiplying the amount of such Cash Bonus most recently paid to Executive prior to termination, which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed with the Company and the denominator of which is 365), payable at the same time in the year of termination as such payment would be made if Executive continued to be employed by the Company; provided it shall be paid no later than March 15 of the year following the year in which the termination occurs;

(e)                                  subject to Section 12.7(b) hereof and Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to Executive each month an amount equal to the monthly amount of the COBRA continuation coverage premium under the Company’s group medical plans as in effect from time to time less the amount of Executive’s portion of the premium as if Executive was an active employee until the earliest of: (i) eighteen (18) months after the date of Executive’s termination of employment; (ii) the date Executive is no longer eligible for benefits under COBRA; or (iii) the date Executive obtains other employment that offers medical benefits, provided, that the first payment of any amount described in this Section 6.1(e) shall be paid on the sixtieth (60th) day following Executive’s termination of employment and shall include any amounts due prior thereto.

(f)                                    immediate vesting of any unvested portion of the Signing Restricted Stock; and

(g)                                 all other accrued or vested amounts or benefits due to Executive in accordance with the Company’s benefit plans, programs or policies including without limitation any accrued vacation earned during the year of termination (other than severance).

6.2                                 Termination due to Death or Disability.  Upon the termination of Executive’s employment due to Executive’s death or Disability pursuant to Section 5.1 and Section 5.2 respectively, Executive or Executive’s legal representatives shall be entitled to receive the payments and benefits described under Sections 6.1(a), (c), (d), (f) and (g) hereof.

6.3                                 Termination by the Company for Cause, Termination by Executive other than for Good Reason, or Non-Renewal by the Company.  Except for the payments and benefits described in Sections 6.1(a), (c) and (g), Executive shall not be entitled to receive severance payments or benefits after the last date of employment with the Company upon the termination of Executive’s employment hereunder by the Company for Cause pursuant to Section 5.3, by Executive pursuant to Section 5.6 other than for Good Reason, or as a result of the expiration of the Employment Period and non-renewal of the Agreement in accordance with Section 1 above.

6.4                                 Certain Definitions.  For purposes of this Agreement,

(a)                                  “Cause” shall mean:

(i)                                     Executive’s willful failure or refusal to substantially perform his employment duties after being given notice that specifically identifies Executive’s failure and a reasonable opportunity to remedy such failure or refusal;

(ii)                                  Executive’s gross misconduct in connection with Executive’s employment;

(iii)                               Executive’s act of dishonesty or breach of trust in connection with Executive’s employment;

(iv)                              Executive’s conviction of, or a plea of guilty or no contest to, any indictable criminal offence (not a misdemeanor) or any other criminal offence involving fraud, dishonesty or misappropriation;

(v)                                 Executive’s personal behavior or personal conduct which has  injured the reputation or business of the Company or its Affiliates, including, without limitation, any breach of the Company’s Code of Conduct or the willful violation by Executive of any policies of the Company or its Affiliates or willful violation of a written direction of the Board to cease conduct which the Board has determined could injure the reputation or business of the Company or its Affiliates;

(vi)                              Executive’s breach of any confidentiality, non-solicitation or non-competition obligations to the Company or its Affiliates, including, without limitation, Sections 8.1, 8.2 and 8.3 of this Agreement;

(vii)                           material breach by Executive of any of the provisions of this Agreement which (if curable) is not cured within thirty(30) days of written notice; or

(viii)                        as provided in Section 12.1 hereof.

(b)                                 “Good Reason” shall mean:

(i)                                     any reduction in Executive’s Base Salary or in Executive’s eligibility for the Target Cash Bonus;

(ii)                                  the relocation of Executive’s principal place of employment outside of the borough of Manhattan, New York; or

(iii)                               any material and adverse change in Executive’s position, title, authority, job duties, or responsibilities;

provided, however, that no event described in clause (i), (ii) or (iii) shall not constitute Good Reason unless (A) Executive has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within thirty (30) days of the first date on which Executive has knowledge of such conduct, and (B) Executive has provided the Company at least sixty (30) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so.  Failing such cure, a termination of employment by Executive for Good Reason shall be effective on the day following the expiration of such cure period.

6.5                                 Conditions to Payment.  All payments and benefits due to Executive under this Section 6 which are not otherwise required by law shall only be payable if Executive (or Executive’s beneficiary or estate) delivers to the Company and does not revoke (under the terms of applicable law) a general release of all claims, as set out in the Company’s standard general release for Executives and in the form attached hereto as Exhibit B, provided, if necessary, such general release may be updated and revised to comply with applicable law to achieve its intent. Such general release shall be executed and delivered (and no longer subject to revocation) within sixty (60) days following termination.  Failure to timely execute and return such release or revocation thereof shall be a waiver by Executive of Executive’s right to severance.  In addition, severance shall be conditioned on Executive’s compliance with Section 8 hereof as provided in Section 9 below.

6.6                                 No Other Severance.  Executive hereby acknowledges and agrees that, other than the severance payments described in this Section 6, upon termination of employment Executive shall not be entitled to any other severance under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise.

6.7                                 Section 280G Cutback.

(a)                                  If it is determined that the aggregate of all Payments (as defined below) that would be subject to the Excise Tax (as defined below), reduced by all Federal, state and local taxes applicable thereto, including the Excise Tax, is less than the amount Executive would receive, after all such applicable taxes, if Executive received Payments equal to an amount which is $1.00 less than three times Executive’s “base amount”, as defined in and determined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then, in order to maximize Executive’s net after-tax return on the Payments, such Payments shall be automatically reduced or eliminated to the extent necessary so that the aggregate Payments received by Executive will not be subject to the Excise Tax.  If a reduction in the Payments is necessary, reduction shall occur in the following order: first by reducing or eliminating the portion of the Payments which are not payable in cash and are not attributable to equity awards, second by reducing or eliminating cash payments, third by reducing or eliminating the portion of the Payments which are not payable in cash and are attributable to equity awards (other than awards described in the following clause) and finally by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.

(b)                                 For purposes of this Section 6.7, “Payment” shall mean any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan program or arrangement of the Company, including without limitation any restricted stock, stock option or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing.  For purposes of this Section 6.7, the “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), and any similar tax imposed by state or local law, and any interest or penalties with respect to such excise tax.

(c)                                  The determination of whether the Payments shall be reduced as provided in this  Section 6.7 hereof and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Company from among the four (4) largest accounting firms in the United States (the “Accounting Firm”).  The Accounting Firm shall provide its determination (the “Determination”), together with supporting calculations and documentation, to the Company and Executive no later than forty five (45) days after Executive’s final day of employment, which Determination, absent manifest error, shall be binding, final and conclusive upon the Company and Executive. If the Accounting Firm determines that no Excise Tax is payable by Executive with respect to the Payments, it shall furnish Executive with an opinion that no Excise Tax will be imposed with respect to any such payments.  If the Accounting Firm determines that Excise Tax is payable by the Executive with respect to the Payments, it shall furnish the Executive with an opinion that no Excise Tax will be imposed with respect to any Payments after the reductions contemplated by Section 6.7 hereof.

7.                                      Reimbursement of Expenses.  The Company shall reimburse Executive for reasonable and necessary expenses actually incurred by Executive directly in connection with the business and affairs of the Company and the performance of Executive’s duties hereunder, in each case upon presentation of proper receipts or other proof of expenditure and in accordance with the guidelines and limitations established by the Company policy, as in effect from time to time.  Such reimbursement of expenses incurred by Executive to be submitted to the Chief Financial Officer for approval with an annual review by the Board. Such reimbursement shall be made promptly upon presentation of reports and proper documentation but in any event no later than ninety (90) days after the date the expense was incurred. When traveling for Company business, Executive shall be subject to Company travel policies, as in effect and as amended from time to time.

8.                                      Restrictions on Activities of Executive.

8.1                                 Non-Competition.  During employment Executive covenants and agrees that Executive shall not directly or indirectly (whether for compensation or otherwise) own or hold any interest in, manage, operate, control, consult with, render services for, or in any manner participate in, any Competitive Business, either as a general or limited partner, proprietor, shareholder, officer, director, agent, employee, consultant, trustee, affiliate or otherwise.  Nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding securities of any publicly traded company engaged in the business of the Company or in the real estate and shopping center interests outlined in Exhibit A. For purposes of this Agreement, “Competitive Business” shall mean any business in the United States that the Company or any of its Affiliates is conducting or is considering conducting at the time Executive’s employment is terminated and of which Executive is aware.

8.2                                 Non-Solicitation.  Executive covenants and agrees that during employment, and for a one (1) year period after the Executive’s employment is terminated for any reason (the “Restriction Period”), Executive shall not directly or indirectly (i) influence or attempt to influence or solicit any employees, or independent contractors of the Company or any of its Affiliates to restrict, reduce, sever or otherwise alter their relationship with the Company or such Affiliates or assist any other person to do so, (ii) hire any employees, or independent contractors of the Company or any of its Affiliates or assist any other person in doing so, (iii) induce or attempt to induce or otherwise counsel, advise, encourage or solicit any tenant of the Company or any of its Affiliates to terminate its lease with the Company or its Affiliates, (iv) interfere or otherwise compete with any active lease negotiations of the Company or its Affiliates, or (v) assist any other person or entity in any way to do, or attempt to do, anything prohibited by Sections 8.2(i), (ii), (iii), or (iv).  The restrictions in Section 8.2(i) and (ii) shall not apply with regard to (i) general solicitations that are not specifically directed to employees of the Company or any Affiliate, or (ii) serving as a reference at the request of an employee.

8.3                                 Confidentiality.

(a)                                  Executive shall not, during the Employment Period or at any time thereafter directly or indirectly, disclose, reveal, divulge or communicate to any person other than authorized officers, directors and employees of the Company or use or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than the Company, any Confidential Information (as defined below).  Executive shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law, court order or other legal or regulatory process; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice, to the extent reasonably possible, of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order.

(b)                                 “Confidential Information” means any information with respect to the Company or any of its Affiliates, including methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided, that, there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Effective Date, (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder, or (iii) is required to be disclosed by law, court order or other legal or regulatory process and Executive gives the Company prompt written notice and the opportunity to seek a protective order.

8.4                                 Assignment of Inventions.

(a)                                  Executive agrees that during employment with the Company, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, formulas, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Company’s strategic plans, products, processes or apparatus or the business (collectively, “Inventions”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company as against Executive or any of Executive’s assignees.  Regardless of the status of Executive’s employment by the Company, Executive and Executive’s heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Inventions made during employment with the Company.

(b)                                 Whether during or after the Employment Period, Executive further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company and its successors and assigns.  In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days following written notice, to secure Executive’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity, or for any other reason whatsoever, Executive irrevocably designates and appoints the Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.

8.5                                 Return of Company Property.  Within ten (10) days following the date of any termination of Executive’s employment, Executive or Executive’s personal representative shall return all property of the Company and its Affiliates in Executive’s possession, including but not limited to all Company-owned computer equipment (hardware and software), telephones, facsimile machines, Blackberry, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company and its Affiliates, its customers and clients or its prospective customers and clients.  Anything to the contrary notwithstanding, Executive shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials do not include Confidential Information, (ii) information showing Executive’s compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Executive’s employment, or termination thereof, with the Company which he received in Executive’s capacity as a participant.

8.6                                 Resignation as an Officer and Director.  Upon any termination of Executive’s employment, Executive shall be deemed to have resigned, to the extent applicable, if any, as an officer of the Company and any of its Affiliates, a member of the board of directors of any of the Company’s Affiliates and as a fiduciary of any Company or Affiliate benefit plan.  On or immediately following the date of any termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s).

8.7                                 Cooperation.  During and following the Employment Period, Executive shall give Executive’s assistance and cooperation willingly, upon reasonable advance notice (which shall include due regard to the extent reasonably feasible for Executive’s employment obligations and prior commitments), in any matter relating to Executive’s position with the Company and its Affiliates, or Executive’s knowledge as a result thereof as the Company may reasonably request, including Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s (or an Affiliate’s) defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which he was involved or had knowledge by virtue of Executive’s employment with the Company.  The Company will reimburse Executive for reasonable out-of-pocket travel costs and expenses incurred by him (in accordance with Company policy) as a result of providing such requested assistance, upon the submission of the appropriate documentation to the Company.

8.8                                 Non-Disparagement.  During his employment with the Company and its Affiliates and at any time thereafter, Executive agrees not to disparage or encourage or induce others to disparage the Company, any Affiliate, any of their respective employees that were employed during Executive’s employment with the Company or its affiliates or any of their respective past and present, officers, directors, products or services (the “Company Parties”).  For purposes of this Section 8.8, the term “disparage” includes, without limitation, comments or statements to the press, to the Company’s or any Affiliate’s employees or to any individual or entity with whom the Company or any Affiliate has a business relationship (including, without limitation, any vendor, supplier, customer or distributor), or any public statement, that in each case is intended to, or can be reasonably expected to, materially damage any of the Company Parties.  Upon termination of Executive’s employment, the Company shall instruct the members of the Board and its chief executive officer, chief financial officer and chief operating officer not to disparage or encourage or induce others to disparage Executive while such senior executives are employed by the Company.  Notwithstanding the foregoing, nothing in this Section 8.8 shall prevent Executive or the chief executive officer, chief financial officer and chief operating officer of the

Company from making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over Executive.

8.9                                 Tolling.  In the event of any violation of the provisions of this Section 8, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

8.10                           Survival.  This Section 8 shall survive any termination or expiration of this Agreement or employment of Executive; provided, however, that Section 8.1 shall not survive the expiration of the Employment Period and non-renewal of the Agreement.

9.                                      Remedies.  It is specifically understood and agreed that any breach of the provisions of Section 8 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have in the event of a breach or threatened breach of Section 8 above, the Company shall be entitled to enforce the specific performance of this Agreement by Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated.  Furthermore, in the event of any breach of the provisions of Section 8.1 or 8.2 above or a material and willful breach of any other provision in Section 8 above (the “Forfeiture Criteria”), upon notice to Executive and reasonable opportunity to cure those breaches that are capable of a cure, the Company shall be entitled to cease making any severance payments being made hereunder, pending a final determination of damages that have ensured from such alleged breach.

10.                               Severable Provisions.  The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.  In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

11.                               Notices.  All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:

Rouse Properties, Inc.

c/o Corporate Secretary (address to be provided)

With copies to (which shall not constitute notice):

Brookfield Asset Management

Brookfield Place

181 Bay Street, Suite 300

Toronto, ON  M5J 2T3

Attn: Managing Partner, Human Resources

If to Executive:

The last address shown on records of the Company

With copies to (which shall not constitute notice):

Franklin, Weinrib, Rudell and Vassallo
488  Madison Avensue, 18th Floor

New York, New York, 10022

Attention: Daniel Wasser, Esq.

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 11.

12.                               Miscellaneous.

12.1                           Executive Representation.  Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, and further that Executive is not subject to any limitation on his activities on behalf of the Company as a result of agreements into which Executive has entered except for obligations of confidentiality with former employers.  To the extent this representation and warranty is not true and accurate, it shall be treated as a Cause event and the Company may terminate Executive for Cause or not permit Executive to commence employment.

12.2                           No Mitigation or Offset. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due Executive under this Agreement on account of future earnings by Executive, except as provided in Section 6.1(e) hereof.

12.3                           Entire Agreement; Amendment.  Except as otherwise expressly provided herein and as further set forth in the grant agreement of any equity awards, this Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral.  This Agreement may not be amended or revised except by a writing signed by the parties.

12.4                           Assignment and Transfer.  The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor in interest to the Company who acquires all or substantially all of the Company’s assets.  The Company may assign this Agreement to an Affiliate; provided, however, that, without Executive’s consent, no such assignment shall relieve the Company of its obligations hereunder.  Neither this Agreement nor any of the rights, duties or obligations of Executive shall be assignable by Executive, nor shall any of the payments required or permitted to be made to Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws.  All rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.

12.5                           Waiver of Breach.  A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

12.6                           Withholding.  The Company shall be entitled to withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions which it is from time to time required to withhold.  The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

12.7                           Code Section 409A.

(a)                                  The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12.7(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum with interest during the Delay Period at the prime rate, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)           With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d)           For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

12.8         Arbitration.  If any contest or dispute arises between the parties with respect to this Agreement or Executive’s employment or termination thereof, other than injunctive and equitable relief with regard to Section 9 hereof, such contest or dispute shall be submitted to binding arbitration for resolution in New York, New York in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) then in effect.  The decision of the arbitrator shall be final and binding on the parties and may be entered in any court of applicable jurisdiction.  The parties shall bear their own legal fees in any arbitration and shall split the fees of the AAA and the arbitrator.

12.9         Indemnification; Liability Insurance. To the extent provided in the Company’s By-Laws and Certificate of Incorporation or, if greater, to the same extent as other senior executives of the Company, the Company shall indemnify Executive for losses or damages incurred by Executive as a result of all claims or causes of action arising from Executive’s performance of duties for the benefit of the Company, whether or not the claim is asserted during the Employment Period.  Executive shall be covered under a directors and officers liability insurance policy to the extent provided to other senior executives or directors of the Company.

12.10       Governing Law.  This Agreement shall be construed under and enforced in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof.

12.11       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

12.12       Compliance with Dodd-Frank.  All payments under this Agreement, if and to the extent subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act, shall be subject to any incentive compensation policy established from time to time by the Company to comply with such Act.

12.13       Legal Fees.  The Company shall reimburse Executive for all reasonable documented legal fees and expenses incurred in connection with the negotiation of this Agreement and any related agreements, up to a maximum of $10,000.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ROUSE PROPERTIES, INC.

By:	/s/ Sandeep Mathani
Name:	Sandeep Mathrani
Title:	Chief Executive Officer

EXECUTIVE

/s/ Andrew Silberfein
Andrew Silberfein

[SIGNATURE PAGE TO ANDREW SILBERFEIN EMPLOYMENT AGREEMENT]

EXHIBIT A

List of Real Estate and Shopping Center Interests

Passive

TREECO/25 East Limited Partnership

TREECO/Hylan Limited Partnership/Masipe Limited Partnership/The New Master Limited Partnership

TQ Sandusky LLC/Sandusky Retail Partners LLC

509 Vine Street Investors, LP

SPI Property Interests, LLC

Ajax Drew Court Investors LP

Active

Centerco Realty LLC

Centerco Deptford LLC

Centerco Concord LLC

Centerco Manchester LLC

EXHIBIT B

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (hereinafter “Release”) is entered into among Andrew Silberfein (hereinafter “Executive”), and Rouse Properties Inc. (the “Company”).

The parties previously entered into an employment agreement dated November     , 2011 pursuant to which Executive is entitled to certain payments and benefits upon termination of employment subject to the execution and non-revocation of this Release.  Executive has had a termination of employment pursuant to such employment agreement.

NOW THEREFORE, in consideration of certain payments and benefits under his employment agreement, Executive and the Company agree as follows:

1.               Executive expressly waives and releases the Company, their respective affiliates and related entities, parent corporations and subsidiaries, and all current and former directors, administrators, supervisors, managers, agents, officers, partners, stockholders, attorneys, insurers and employees of the Company and their affiliates, related entities, parent corporations and subsidiaries, and their successors and assigns, from any and all claims, actions and causes of action, at law or in equity, known or unknown, including those directly or indirectly relating to or connected with Executive’s employment with the Company or termination of such employment including but not limited to any and all claims under the [Illinois] Human Rights Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Age of Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, as such Acts have been amended, and all other forms of employment discrimination wither under federal, state or local statute or ordinance, wrongful termination, retaliatory discharge, breach of express implied, or oral contract, interference with contractual relations, defamation, intentional infliction of emotional distress and any other tort or contract claim under common law of any state or for attorneys’ fees, based on any act, transaction, circumstance or event arising up to and including the date of executive’s execution of this Release; provided, however, nothing herein shall limit or impede Executive’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission (“EEOC”), or any similar local, state or federal agency, or, to file a claim for unemployment compensation benefits, and/or any causes of action which by law Executive may not legally waive.  Executive agrees, however, that if Executive or anyone acting on Executive’s behalf, brings any action concerning or related to any cause of action or liability released in this Agreement, Executive waives any right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.

2.               Executive acknowledges:  (a) that Executive has been advised in writing hereby to consult with an attorney before signing this Release, and (b) that Executive has had at least twenty-one (21) days after receipt of this information and Release to consider whether to accept or reject this Release.   Executive understands that Executive may sign this Release prior to the end of such twenty-one (21) day period, but is not required to do so.  In addition, Executive has seven (7) days after Executive signs this Release to revoke it.  Such revocation must be in writing and delivered either by hand or mailed and postmarked within the seven (7) day revocation period.  If sent by mail, it is requested that it be sent by certified mail, return receipt requested to the Company, in care of the Legal Officer of the Company.  If Executive revokes this Release as provided herein, it shall be null and void.  If Executive does not revoke this Release within seven (7) days after signing it, this Release shall become enforceable and effective on the eighth (8th) day after the Executive signs this Release (“Effective Date”).

3.               Executive and the Company agree that neither this Release nor the performance hereunder constitutes an admission by either the Company or the Partnership of any violation of any federal, state or local law, regulation, or common law, or any breach of any contract or any other wrongdoing of any type.

4.               This Release shall be construed and enforced pursuant to the laws of the [State of Illinois] as to substance and procedure, including all questions of conflicts of laws.

5.               This Release constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter thereof; provided that this Release does not apply to: (a) any claims under employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) in accordance with the terms of the applicable employee benefit plan, or any option agreement or other agreement pursuant to which Executive may exercise rights after termination of employment to acquire stock or other equity of the Company or the Partnership, (b) any claim under or based on a breach of this Release or Sections 4,5,8 or 9 of the Employment Agreement after the date that Executive signs this release; (c) rights or claims that may arise under the Age Discrimination in Employment Act or otherwise after the date that Executive signs this Release; or (d) any right to indemnification or directions and officers liability insurance coverage to with the Executive is otherwise entitled in accordance with Executive’s Employment Agreement.

6.               EXECUTIVE AKNOWLDGES THAT EXECUTIVE HAS FULLY READ AND FULLY UNDERSTANDS THIS RELEASE; AND THAT EXECUTIVE ENTERED INTO IT FREELY AND VOLUNTARILY AND WITHOUT COERCION OR PROMISES NOT CONTAINED IN THIS RELEASE.

EXECUTIVE

Andrew Silberfein

ROUSE PROPERTIES, INC.

By:
Name:
Title: [Legal Officer]